Exhibit 10.B(i)

Transition Agreement

This TRANSITION AGREEMENT (this “Agreement”) is entered into as of February 28, 2004 (the “Effective Date”) by and between Ecolab Inc., a Delaware corporation with its principal place of business in St. Paul, Minnesota (the “Company”), and Allan L. Schuman, a resident of Minnesota (“Schuman”).

Recitals

A.                                   Schuman is currently employed by the Company as its Chairman of the Board and Chief Executive Officer.

B.                                     The Company and Schuman entered into an Employment Agreement (Management) on December 19, 1994 (the “Employment Agreement”) relating to, among other things, non-competition, non-hiring or inducement of Company employees and assignments of inventions.

C.                                     Schuman has indicated his desire to resign as Chief Executive Officer of the Company effective upon the date and subject to the terms and conditions as provided for in this Agreement.

D.                                    The Company desires to employ Schuman following his resignation as Chief Executive Officer in order to provide for an appropriate transition to a new Chief Executive Officer.  The Compensation Committee (the “Compensation Committee”) and the Board of Directors (the “Board”) of the Company desire that Schuman continue to serve as Chairman of the Board following his resignation as Chief Executive Officer.  The Company further desires to engage Schuman as a consultant following the termination of his employment with the Company, in order to retain Schuman’s expertise, historical knowledge, and contacts.

E.                                      The parties desire to resolve all present and potential issues between them relating to Schuman’s employment, Schuman’s services for the Company, and the termination of his employment, and have agreed to the full resolution of any such issues as provided for in this Agreement and the Exhibits to this Agreement.

Agreements

In consideration of the mutual promises and provisions contained in this Agreement, the parties, intending to be legally bound, agree as follows:

1.                                       Employment.

(a)                                  Resignation Date.  Schuman shall resign as Chief Executive Officer of the Company effective July 1, 2004, unless Schuman and the Board shall otherwise mutually agree in writing.  The effective date of such resignation as Chief Executive Officer is referred to in this Agreement as the “Resignation Date.”

(b)                                 Employment Through Resignation Date.  From the date of this Agreement through the Resignation Date, Schuman shall remain employed by the Company as its Chief Executive Officer.  During such period, he shall continue to report to the Board and shall faithfully and to the best of his ability devote his full time and skills to such employment as Chief Executive Officer.

(c)                                  Employment Following Resignation Date.  From and after the Resignation Date through December 31, 2004 (the “Employee Transition Date”), the Company agrees to continue to employ Schuman, during which period he shall have responsibility for assisting with the transition to the new Chief Executive Officer and special project matters as determined by the Board.  In addition, as long as he shall continue as Chairman of the Board during such period, he also shall have the responsibilities of the Chairman of the Board.  It is understood by the parties that until the Employee Transition Date, Schuman’s principal obligation will be to the Company as its employee.

(d)                                 Early Termination of Employment. Schuman’s employment under this Agreement may be terminated prior to the Employee Transition Date as follows:  (i) by the Company for Cause or in the event Schuman shall resign as Chief Executive Officer prior to the Resignation Date or as Chairman of the Board or a member of the Board prior to the Employee Transition Date; (ii) by Schuman for any reason upon 30 days prior written notice to the Company; (iii) upon the death or Disability of Schuman; or (iv) by mutual written consent of the Company and Schuman.  For purposes of this Agreement, “Disability” shall have the meaning given to it in the Company’s 1999 Management Performance Incentive Plan, as such plan may be reapproved by the Company shareholders (the “MPIP”).  If Schuman’s employment under this Agreement is terminated pursuant to this Section 1(d) prior to the Employee Transition Date, Sections 4 and 5 of this Agreement shall be of no further force or effect.  Upon such termination of employment, Schuman will be paid base salary and benefits accrued through the date of termination of his employment in accordance with the normal practices of the Company.

(e)                                  Cause.  For purposes of this Agreement, “Cause” shall mean:

(1)                                  a persistent failure by Schuman to perform the duties of his positions hereunder, which failure is willful and deliberate on the part of Schuman and constitutes gross neglect of duties by Schuman and which is not remedied within 30 days after receipt of written notice thereof;

(2)                                  a willful and material breach of any of Schuman’s representations and warranties contained in this Agreement; or

(3)                                  the conviction of Schuman for a felony if the act or acts constituting the felony is or are substantially detrimental to the Company or its reputation.

2.                                       Compensation until Employee Transition Date.

(a)                                  Salary.  While Schuman is employed by the Company during 2004, regardless of the capacity in which he is so employed, the Company shall pay Schuman a base salary at an annual rate of $1,000,000.  Payments shall be made in installments in accordance with the customary payment schedule for officers of the Company.

(b)                                 Bonus.  The Compensation Committee has determined, pursuant to the terms of the MPIP, that Schuman shall be a participant in the MPIP in calendar year 2004 and shall be eligible for the maximum cash award bonus based on achievement of defined performance goals (subject to downward discretionary adjustments by the Compensation Committee as permitted under the MPIP).  Such determination by the Compensation Committee shall remain in full force and effect, and payment for 2004 to Schuman under the MPIP shall be made in accordance with the terms of the MPIP.  If the performance goals included in the bonus award under the MPIP for 2004 are achieved in a manner that would entitle Schuman to a payment of at least $750,000 (or, if Schuman’s employment with the Company terminates before the Employee Transition Date for any of the reasons specified in 1(d) of this Agreement, a prorated portion of $750,000 based on the portion of 2004 that Schuman is employed by the Company) but for the downward discretionary adjustment by the Compensation Committee, the Compensation Committee agrees that, unless such termination is by the Company for Cause, it will not exercise its discretion to reduce Schuman’s 2004 award below $750,000 (or such prorated portion of $750,000 as applicable).

(c)                                  Employee Benefits. While Schuman is employed by the Company hereunder, he shall be eligible to continue to participate in such employee benefit plans and programs of the Company in which he is currently participating and in accordance with the terms of such plans and programs, to the extent that Schuman meets the eligibility requirements for each individual plan or program, at the same level as generally applicable to other executive officers of the Company, and subject to the Company’s right to modify or discontinue any such plan or program.  Without limiting the generality of the preceding sentence, Schuman shall be entitled, during his employment hereunder, to benefits of the nature referred to in Section 5(b)(1), (3) and (4).

(d)                                 Stock Options.  As of the date of this Agreement, the Compensation Committee has granted Schuman an option to purchase 310,000 shares of common stock of the Company, at a per share exercise price equal to 100% of the Fair Market Value, as defined in the Company’s 2002 Stock Incentive Plan (the “Stock Plan”), as of the date of this Agreement, of a share of common stock of the Company, pursuant to the terms of the Stock Plan and the non-statutory stock option agreement attached to this Agreement as Exhibit A.  This Agreement will not affect or alter any of the previous agreements in effect between the Company and Schuman pertaining to any previous grants of stock options to Schuman.

3.                                       Chairmanship and Board of Directors.  During and following Schuman’s employment with the Company, Schuman shall continue to serve on the Board, and as its Chairman, in accordance with the certificate of incorporation and by-laws of the Company.  His term as Chairman of the Board shall continue until the earliest of his resignation therefrom, his death or Disability, his removal from the Chairmanship by the Board, the Board’s election of a successor Chairman, or his ceasing to be a member of the Board.  His term as a member of the Board of Directors shall continue until his resignation or removal from the Board or until a successor shall have been duly elected.  The Company and Schuman agree that nothing stated in this Agreement shall require (a) Schuman to continue to serve as Chairman or as a member of the Board, (b) the Board to continue to retain Schuman as its Chairman, or (c) the Board or any committee of the Board to nominate Schuman for reelection to the Board at the expiration of his term.  However, the existing policy of the Company limiting membership on the board solely because a member is a former Chief Executive Officer or has reached age 70 shall not apply to Schuman on or prior to December 31, 2005.  Schuman’s service on the Board or as Chairman of the Board, or the termination of such service, shall have no effect on Schuman’s continued employment pursuant to Section 1, except as otherwise specifically provided in Section 1(d).  The obligation of the Company to employ Schuman until the Employee Transition Date shall not limit the Board’s right to replace Schuman as Chairman without Cause at any time prior to the Employee Transition Date.

4.                                       Compensation as Chairman of the Board After Employee Transition Date.

(a)                                  Fees.  If Schuman continues as an employee of the Company until the Employee Transition Date and thereafter serves during calendar year 2005 as non-employee Chairman of the Board of the Company (or if the Board shall not elect him to serve as Chairman of the Board in 2005 for any reason other than Cause, death or Disability, notwithstanding Schuman’s willingness to serve as a member of the Board and Chairman of the Board in 2005), Schuman shall, during calendar year 2005, receive annual compensation of $500,000, payable in equal monthly installments on or before the last day of each month.  If Schuman shall cease to be a member of the Board or Chairman of the Board of the Company prior to December 31, 2005 (except in the event of his removal by the Board as Chairman for any reason other than Cause, death or Disability), such annual compensation shall be pro-rated for the portion of 2005 that he serves as Chairman.

(b)                                 Non-Employee.  During 2005, Schuman shall not be an employee of the Company and shall not be entitled to any employee benefits of the Company.

(c)                                  Post 2005 Compensation.  If Schuman shall continue as Chairman of the Board beyond December 31, 2005 by mutual agreement of the Board and Schuman, compensation for such continuing service shall be mutually determined in writing by the Company and Schuman.

5.                                       Consulting Services.  Immediately following the Employee Transition Date and for a ten-year period ending on the earlier of December 31, 2014, or Schuman’s death (the “Consulting Term”), the Company shall engage Schuman, and Schuman shall accept such engagement, as a consultant to the Board on the following terms:

(a)                                  Services; Availability.  Schuman will provide input and advice as reasonably requested from time to time by the Board and/or the Company’s Chief Executive Officer, it being understood that the consulting services rendered by Schuman in any year (excluding such services, if any, to be provided as Chairman of the Board of the Company or as a director of the Company) shall not exceed 200 hours.  Schuman’s services hereunder shall include, without limitation:

(1)                                  services that promote the goodwill of the Company and provide the Company with the benefit of his experience;

(2)                                  timely execution and delivery of such acknowledgements, instruments, certificates, and other ministerial documents (including without limitation, certification as to specific actions performed by Schuman in his capacity as an officer or director of the Company) as may be necessary or appropriate to formalize and update applicable corporate records;

(3)                                  cooperation with the Company and performance of such actions as reasonably requested by the Company in connection with any legal proceedings, investigations or litigation in which the Company is involved or otherwise has an interest; and

(4)                                  discussion and consultation with the Company regarding business matters that Schuman was involved with while employed by the Company.

Schuman shall render such services to the Board and/or the Company upon reasonable notice and at such time or times as may be mutually convenient to the parties. Schuman shall devote his best efforts to the performance of services to the Board under this Section, but he may engage in employment or other business activities during the Consulting Term, and such employment or other business activities during the Consulting Term may constitute his principal activities.  Schuman has advised the Company that such other employment or business activities will constitute his principal activities during the Consulting Term.

(b)                                 Compensation.  Schuman’s sole compensation for his consulting services during the Consulting Term pursuant to this Section 5 shall be in the form of the following benefits:

(1)                                  Vehicle.  The Company shall continue the Executive Vehicle Program for Schuman under the present terms for a period of five years from the first day of the Consulting Term.

(2)                                  Office. The Company shall reimburse Schuman for all reasonable costs and expenses incurred by Schuman in connection with setting up an office in Florida, including any such reasonable costs and expenses incurred prior to the date of this Agreement.  Such office may be set up prior to commencement of the Consulting Term. In addition, during the Consulting Term the Company shall pay all reasonable costs and expenses necessary to maintain said office, including rent, the costs and expenses of a computer, telecommunications services (including telephone, internet access, and a WATS line), furniture, and an administrative assistant.

(3)                                  Financial Planning Services.  The Company will provide reasonable financial planning services to Schuman and his spouse through December 31, 2009.  In the event of Schuman’s earlier death, such services will be provided to Schuman’s spouse at the Company’s expense through December 31, 2009.

(4)                                  Physicals.  The Company will provide for reasonable annual executive physicals for Schuman through the earlier of the last day of the Consulting Term or December 31, 2009.

(c)                                  Expenses.  During the Consulting Term, the Company shall reimburse Schuman for all reasonable and necessary out-of-pocket business, travel and entertainment expenses incurred by Schuman in the performance of the duties and responsibilities hereunder, subject to advance approval by the Company and the Company’s normal policies and procedures for expense verification and documentation.

(d)                                 Status; Authority. The parties acknowledge and agree that during the Consulting Term, Schuman shall not be an employee of the Company and that Schuman’s status hereunder is that of an independent contractor providing services to the Company.  Schuman shall alone be responsible for the conduct of his business and his employees, agents and subcontractors, and shall not be subject to the control of the Company.  Schuman neither expects nor desires that the Company: (i) withhold from any fees due and payable to him any taxes – state, federal, income, social security or otherwise; (ii) pay with respect to Schuman any fees or taxes for workers’ compensation or unemployment compensation; or (iii) provide Schuman with any other benefits customarily provided to employees.  Schuman acknowledges and agrees that it is his responsibility to make all estimated and other necessary federal and state tax payments arising from compensation received by Schuman pursuant to Section 5(b).

6.                                       Mutual Release.  Simultaneously with the execution of this Agreement, Schuman and the Company will execute a mutual release in the form attached to this Agreement as Exhibit B  (the “Release”).  This Agreement will not be interpreted or construed to limit the Release in any manner and the existence of any dispute respecting the interpretation or alleged breach of this Agreement will not nullify or otherwise affect the validity or enforceability of this Release.

7.                                       Schuman’s Representations and Warranties.  Schuman represents and warrants to the Company as follows:

(a)                                  Good Faith.  At all times that he was an employee, officer, or director of the Company prior to the date of this Agreement, Schuman acted in good faith, had no reasonable cause to believe that his conduct was unlawful, and reasonably believed that his conduct was in or not opposed to the best interests of the Company.

(b)                                 Capacity: Enforceability.  Schuman has the legal capacity to execute and deliver this Agreement and the Release and to perform his obligations hereunder and thereunder.  This Agreement and the Release are the legal, valid and binding obligations of Schuman, enforceable in accordance with their respective terms.

(c)                                  Company Statements.  Schuman has not relied upon any statements or representations made by the Company or its attorneys, written or oral, including but not limited to statements regarding tax or legal matters pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the Release.

8.                                       Company’s Representations and Warranties.  The Company represents and warrants to Schuman as follows:

(a)                                  Capacity: Enforceability.  The execution and delivery of this Agreement and the Release on behalf of the Company have been duly authorized by all necessary corporate action of the Company.  This Agreement and the Release are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms.

(b)                                 Schuman Statements.  The Company has not relied upon any statements or representations made by Schuman or his attorneys, written or oral, pertaining to actions contemplated by this Agreement, other than the statements set forth in this Agreement and the Release.

9.                                       Mutual Confidentiality.

(a)                                  Non-Disclosure.  Schuman and the Company will not disclose or discuss the terms of this Agreement and the Release (the “Confidential Information”) to or with anyone at any time, except as provided in Section 9(b) below.

(b)                                 Exceptions.

(1)                                  It will not be a violation of this Agreement for the Company to disclose Confidential Information in reports to governmental agencies as required by law or regulation, including but not limited to, disclosure as required by federal securities laws and regulations or any federal or state tax authority.  It is understood and agreed that this Agreement and summaries thereof will be disclosed in filings with the Securities and Exchange Commission and summarized in proxy statements disseminated to shareholders of the Company.

(2)                                  It will not be a violation of this Agreement for the parties to acknowledge the existence of this Agreement and the expected continuing relationships in response to any inquiry regarding Schuman’s retirement as Chief Executive Officer of the Company.

(3)                                  It will not be a violation of this Agreement for Schuman to disclose Confidential Information to his spouse, attorneys, accountants or tax advisors, or to otherwise disclose any Confidential Information that the Company has previously publicly disclosed.

(4)                                  It will not be a violation of this Agreement for Schuman to disclose to employers and prospective employers that he is constrained from certain activities as a result of the terms of this Agreement and the Employment Agreement.  Nor will it be a violation of this Agreement for Schuman to inform Company employees who ask him about employment opportunities outside the Company that the terms of the Employment Agreement preclude him from engaging in certain activities that could interfere with their employment with the Company.

(5)                                  It will not be a violation of this Agreement for either party to disclose Confidential Information to the Company’s auditors, its attorneys, or its directors, officers, employees, and agents who have a legitimate reason to obtain the Confidential Information in the course of performing their duties or responsibilities for the Company.

(6)                                  It will not be a violation of this Agreement for either party to disclose Confidential Information in connection with any litigation or arbitration proceeding involving the parties’ rights or obligations under this Agreement, the Employment Agreement, or the Release.

10.                                 Non-Disparagement.  Schuman will act to promote the goodwill of the Company and will not malign, defame or disparage the reputation, character, image, products, or services of the Company, or the reputation or character of the Company’s directors, officers, employees, or agents.  The Company will not authorize any of its officers, directors, employees or agents acting on its behalf to malign, defame or disparage the reputation or character of Schuman, and will take appropriate and reasonable actions to prevent any such person from doing so.  Nothing in this Section 10 will be interpreted to limit in any manner the exercise of fiduciary responsibilities of any person as an officer or director of the Company, or to prohibit any person from giving truthful information in response to a valid subpoena or court order.

11.                                 Full Compensation; Termination of Other Agreements and Policies.

(a)                                  Full Compensation.  Schuman acknowledges and understands that the payments made and other consideration provided by the Company under this Agreement will fully compensate Schuman for and extinguish any and all of the potential claims Schuman is releasing in the Release, including without limitation, any claims for attorneys’ fees and costs and any and all claims for any type of legal or equitable relief.  Schuman agrees that such payments are in lieu of any severance payments to which he may be entitled under any other agreements, plans, policies or arrangements of the Company.

(b)                                 Termination of Other Agreements and Policies.  The Change in Control Severance Compensation policy of the Company from and after this date shall no longer apply to Schuman, and Schuman shall be entitled to no benefits thereunder.  For purposes of any agreement, plan, policy or arrangement providing payments or benefits to non-employee directors of the Company only, Schuman shall not be deemed to be a non-employee director during his service as a member of the Board.  Nothing in this Agreement shall be interpreted to modify Schuman’s rights or benefits under any medical or retirement plan of the Company in which Schuman is a participant.

12.                                 Charitable Contributions and Foundation.

(a)                                  Charitable Contribution.  As part of its charitable giving program, the Company intends that charitable contributions will be made by the Company (unless made by the Company’s foundation), in the aggregate amount of $1,000,000, to a charity or charities jointly designated by Schuman and the Company or the foundation within the Company’s or the foundation’s charitable giving guidelines.  Schuman will cooperate with the Company or the foundation in making such joint designation or designations prior to December 31, 2004.

(b)                                 Foundation.  Schuman agrees to serve as Chairman of the Company’s foundation for an initial term of one year if selected by the board of directors of the foundation, subject to the terms and conditions of the foundation’s charter documents.  The Board believes that it would be beneficial for Schuman to serve the foundation in that capacity during such term.  Continuation of Schuman’s term as Chairman of the foundation beyond the initial one year term may be mutually agreed to by Schuman and the foundation.

13.                                 Legal Representation.  Schuman acknowledges that he consulted with his own attorney before executing this Agreement and the Release, that he has had a full opportunity to consider this Agreement and the Release, and that he has had a full opportunity to ask any questions that he may have concerning this Agreement and the Release, and the settlement of his potential claims against the Company.

14.                                 Taxes.  The Company will deduct from any payments made to Schuman under this Agreement any withholding or other taxes that the Company is required to deduct, if any, under applicable law.  Except to the extent taxes are withheld by the Company, Schuman shall be solely responsible for the payment of all taxes due and owing with respect to wages, benefits, consulting fees, and other compensation provided to him hereunder.

15.                                 Assignment.  The rights and obligations of the Company under this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Company.  Schuman may not assign this Agreement or any rights hereunder.  Any purported or attempted assignment or transfer by Schuman of this Agreement or any of Schuman’s duties, responsibilities, or obligations hereunder will be void.

16.                                 Miscellaneous.

(a)                                  Notices.  Notices required to be given under this Agreement must be in writing and will be deemed to have been given when personally served, sent by courier or mailed by United States registered or certified mail, return receipt requested, postage prepaid, to the last known residence address of Schuman or, in the case of the Company, to its principal office, to the attention of the Board, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt by the other party.

(b)                                 Governing Law.  The validity, interpretation, performance, and enforcement of this Agreement will be governed by the laws of the State of Minnesota without regard to conflicts-of-laws provisions that would require application of any other law.

(c)                                  Jurisdiction and Venue.  Schuman and the Company consent to jurisdiction of the Hennepin County, Minnesota district court and/or United States District Court for the District of Minnesota, for the purpose of resolving all claims for enforcement or breach of this Agreement.  Any such actions must be brought in such courts.  Each party consents to personal jurisdiction over such party in the state and/or federal courts of Minnesota and hereby waives any defense of lack of personal jurisdiction or forum non conveniens.

(d)                                 Severability.  In the event any provision of this Agreement is held illegal or invalid for any reason, such illegality or invalidity will not in any way affect the legality or validity of any other provision hereof and such illegal or invalid provision will be deemed severed from this Agreement.

(e)                                  Entire Agreement.  Except for any and all agreements or understandings related to Schuman’s stock options (which have not been affected or altered by this Agreement except as provided in Section 2(d)), this Agreement, the Release, the Employment Agreement, and the Option Agreement set forth the entire understanding between the Company and Schuman, and there are no understandings other than as set forth in this Agreement, the Release, the Employment Agreement, and the Option Agreement. This Agreement may not be altered or amended, except by a writing executed by the party against whom such alteration or amendment is to be enforced.  This Agreement, the Release, and the Option Agreement do not supercede the Employment Agreement.

(f)                                    Counterparts.  This Agreement may be simultaneously executed in any number of counterparts, and such counterparts executed and delivered, each as an original, will constitute but one and the same instrument.

(g)                                 Captions and Headings.  The captions and section headings used in this Agreement are for convenience of reference only, and will not affect the construction or interpretation of this Agreement or any of the provisions hereof.

(h)                                 Waivers.  No failure on the part of either party to exercise, and no delay in exercising, any right or remedy hereunder will operate as a waiver thereof; nor will any single or partial exercise of any right or remedy hereunder preclude any other or further exercise thereof, or the exercise of any other right or remedy granted hereby or by any related document or by law.  No single or partial waiver of rights or remedies hereunder, nor any course of conduct of the parties, will be construed as a waiver of rights or remedies by either party (other than as expressly and specifically waived).

(i)                                     Reliance By Third Parties.  This Agreement is intended for the exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors, and permitted assigns, and no other person or entity has any right to rely on this Agreement or to claim or derive any benefit therefrom, absent the express written consent of the party to be charged with such reliance or benefit.

**[signature page follows]

The parties have signed this Agreement as of the dates set forth below their respective signatures below.

ECOLAB INC.		ALLAN L. SCHUMAN

By:	/s/ Les S. Biller	/s/ Allan L. Schuman
	Les S. Biller	Signature

Its:	Chairman of the Compensation	Dated:	02/18/04
Committee of the Board of
Directors

Dated:	02/18/04